EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
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                                                                                                                                 YTD
                                                                          1ST QUARTER 1998     2ND QUARTER 1998     2ND QUARTER 1998
                                                                          ----------------     ----------------     ----------------
BASIC
Net income ..........................................................          $ 4,694,000          $ 5,536,000          $10,230,000
Less dividends on preferred stock ...................................                    0                    0                    0
                                                                               -----------          -----------          -----------
Net income applicable to common
   shareholders (numerator) .........................................          $ 4,694,000          $ 5,536,000          $10,230,000
                                                                               ===========          ===========          ===========
Average common shares outstanding
   (denominator) ....................................................           16,588,163           17,682,632           17,138,421

Per share amount ....................................................          $      0.28          $      0.31          $      0.59
                                                                               ===========          ===========          ===========

DILUTED
Net income (numerator) ..............................................          $ 4,694,000          $ 5,536,000          $10,230,000

Average common shares outstanding ...................................           16,588,163           17,682,632           17,138,421
Dilutive average shares outstanding under options ...................              802,304              849,096              850,399
Exercise prices .....................................................      $4.81 to $21.56      $4.81 to $24.79
Assumed proceeds on exercise ........................................          $10,929,294          $12,133,226          $12,143,687
Average market value per share ......................................          $     23.34          $     27.35          $     25.32
Less:  Treasury stock purchased with the assumed
   proceeds from exercise of options ................................              468,265              443,628              479,608
                                                                               -----------          -----------          -----------
Adjusted average shares .............................................           16,922,202           18,088,100           17,509,212
                                                                               -----------          -----------          -----------
Convertible preferred stock assumed
   converted ........................................................                    0                    0                    0
Average diluted shares outstanding
                                                                               -----------          -----------          -----------
   (denominator) ....................................................           16,922,202           18,088,100           17,509,212
                                                                               -----------          -----------          -----------

Per share amount ....................................................          $      0.28          $      0.31          $      0.59
                                                                               ===========          ===========          ===========
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